NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-6243

EXHIBIT ITEM No. 77I(b):
Terms of new or amended securities


The registrant issues two classes of shares in two of its eight series: Franklin Small Cap Growth Fund - Class I and Franklin Small Cap Growth Fund - Class II and Franklin
Global Utilities Fund - Class I and Franklin Global Util-ities Fund - Class II. Shares of each class of a series represent proportionate interests in the assets of the series and have the same voting and other rights and pre-ferences as the other classes and series of the Registrant for matters that affect the Registrant as a whole.